Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168129

CNL HEALTHCARE TRUST, INC.

STICKER SUPPLEMENT DATED JUNE 8, 2012

TO PROSPECTUS DATED MARCH 12, 2012

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated March 12, 2012 and the sticker supplement dated May 15, 2012. Capitalized terms have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us,” “Company” and “CNL Healthcare Trust” include CNL Healthcare Trust, Inc. and its subsidiaries.

RECENT DEVELOPMENTS

Management

Effective April 13, 2012, Robert A. Bourne resigned as vice chairman of the Company’s Board of Directors, director and treasurer of the Company. As a result, Mr. Bourne will be omitted from certain sections of the prospectus. In those sections of the prospectus which continue to refer to Mr. Bourne, he will be referred to as the Company’s former vice chairman of the Board of Directors. Also effective April 13, 2012, Robert J. Woody resigned as an independent director of the Company. Effective April 13, 2012, Thomas K. Sittema resigned as the Company’s chief executive officer and was appointed as vice chairman of the Board of Directors and two additional independent directors were appointed as well: Michael P. Haggerty and J. Douglas Holladay. Also effective April 13, 2012, Stephen H. Mauldin resigned as chief operating officer and was appointed as chief executive officer of the Company and retained his title of president. On the same day, Joseph T. Johnson was appointed treasurer of the Company and retained his titles of senior vice president and chief financial officer. Effective March 14, 2012, Ixchell C. Duarte was appointed chief accounting officer of the Company and retained her title of senior vice president. Due to the death of Dennis N. Folken, as of May 29, 2012, the Board is comprised of James M. Seneff, Jr., Mr. Sittema and three independent directors: Bruce Douglas and Messrs. Haggerty and Holladay.

Recent Developments and Acquisitions

On June 4, 2012, through CHT Partners, LP, our operating partnership and wholly-owned subsidiary, we entered into a transfer agreement (the “Transfer Agreement”) with Sunrise Senior Living Investments, Inc. (“Sunrise”), and Sunrise Senior Living Management, Inc. Pursuant to the Transfer Agreement, in exchange for a contribution of approximately $56,800,000 plus our pro rata share of certain shared expenses (the “Contribution”), at closing we will acquire a 55% membership interest in CHTSUN Partners IV, LLC (the “Joint Venture”), which interest is subject to adjustment but in no event will be less than 51%. The remaining membership interest will be held by Sunrise in exchange for Sunrise’s contribution to the Joint Venture of 100% of its interest in certain predecessor companies that formerly owned the assets to be owned by the Joint Venture plus Sunrise’s pro rata share of certain shared expenses. At closing, the Joint Venture will own the following seven senior housing properties valued at $226.1 million (the “Communities”):

Community	Location	Units
Sunrise of Santa Monica	Santa Monica, CA	70
Sunrise on Connecticut Avenue	Washington, D.C.	100
Sunrise at Siegen	Baton Rouge, LA	79
Sunrise of Metairie	Metairie, LA	72
Sunrise of Gilbert	Gilbert, AZ	144
Sunrise of Louisville	Louisville, KY	80
Sunrise at Fountain Square	Lombard, IL	142

It is anticipated that Sunrise Senior Living Management, Inc., an affiliate of Sunrise, will continue to operate and manage the Communities, which have a combined total of 687 units under a long-term management contract. The average age of the Communities is just under five years, and the majority of Communities are located in or near metropolitan areas.

The Communities had an average occupancy rate of 85.3% as of March 31, 2012. The Joint Venture will own fee simple interests in the Communities.

Concurrently with the closing of the transactions contemplated by the Transfer Agreement, we and Sunrise intend to enter into a new joint venture agreement (“Venture Agreement”) governing the terms of the Joint Venture. Immediately following the closing of the transactions contemplated by the Transfer Agreement, the Joint Venture will distribute approximately $5 million to Sunrise pursuant to the terms of the proposed Venture Agreement.

Subject to certain restrictions, under the terms of the proposed Venture Agreement, Sunrise will have the right to purchase, at Sunrise’s option, 100% of our interest in the Joint Venture in years one and two and years four through seven.

We and Sunrise are pursuing refinancing of five of the Communities and a modification of existing financing to be secured by two of the Communities: Sunrise of Santa Monica and Sunrise of Connecticut Avenue (such refinancing and modification is collectively referred to as the “Refinancing”). Approximately $49,670,000 of the Contribution will be used at closing of the transactions to pay in full an existing financing encumbering five of the Communities. At closing of the transactions contemplated by the Transfer Agreement and the Venture Agreement, the Joint Venture is expected to have approximately $125 million of indebtedness collateralized by the seven Communities.

We are pursuing mezzanine financing to finance our payment of the Contribution (the “Mezzanine Financing”). If such Mezzanine Financing is not obtained on terms satisfactory to us, and for that reason the closings of the transactions do not occur, we may terminate the Transfer Agreement in which event we will be required to reimburse Sunrise up to an aggregate of $4,000,000 in transaction costs.

In connection with the execution of the Transfer Agreement, we are required to deposit into escrow $500,000 as a down payment on the Contribution (the “Down Payment”). We are currently conducting our due diligence investigation of the transactions and the Communities. The due diligence period will expire on July 19, 2012; however, such period may be extended by mutual consent of the parties to the Transfer Agreement. If we are not satisfied with the results of this investigation, we may terminate the Transfer Agreement at any time before the end of this period and be refunded the Down Payment. The Down Payment generally will become non-refundable if we do not terminate the Transfer Agreement before the end of the due diligence period.

The Transfer Agreement contains customary representations and warranties of the parties. In addition to the termination rights described above, the transactions are subject to various closing conditions, including, among other things, the closing of the Refinancing, the Mezzanine Financing, obtaining certain consents and the receipt of applicable healthcare licenses. There can be no assurance that the Refinancing and the Mezzanine Financing will be obtained, or if obtained, will be obtained on terms satisfactory to parties or that any or all of the other conditions to closing will be satisfied on terms satisfactory to the parties and that the transactions contemplated by the Transfer Agreement will ultimately be completed. The transactions are expected to close within the next 60 days.

Business

The first sentence of the last paragraph on page 87 of the prospectus is replaced in its entirety by the following:

According to data from the National Investment Center for the Senior Housing and Care Industry Map Monitor for the third quarter of 2011 (the “Q3 2011 Map Monitor”), overall senior housing occupancy has increased each quarter since the fourth quarter of 2010 to 88.1% in the third quarter of 2011.

Prior Performance Summary

The following replaces in its entirety the section entitled “Prior Performance Summary” beginning on page 101 of the prospectus:

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2011. The principals of CNL affiliates include James M. Seneff, Jr., our current chairman of the board of directors, and Robert A. Bourne, our former vice chairman of the board of directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•

CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•

Global Growth Trust, Inc. which is focused on investing in growth-oriented commercial real estate and commercial real estate-related assets on a global basis that offer the potential for capital appreciation; and

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets on a global basis.

During the ten-year period ending December 31, 2011, one of the CNL Income Funds and six of the public REITs, including the Company, invested in properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada and another of the REITs invested in one property located in Canada. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2002 to December 31, 2011 is as follows:

Entity(1)	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold
CNL Income Fund XVIII, Ltd.	2	$2,100	5
CNL Restaurant Properties, Inc.	401	656,300	614
CNL Retirement Properties, Inc.	277	3,285,500	3
CNL Hotels & Resorts, Inc.	93	5,462,600	46
CNL Lifestyle Properties, Inc.(2)	176	3,467,300	5
Global Growth Trust, Inc.	2	22,500	—
Global Income Trust, Inc.	3	54,300	—

	954	$12,950,600	673

(1)	The Company is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2002 to December 31, 2011.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as an officer of Global Growth Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as an officer of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.0 billion from approximately 262,000 investors. All information is historical as of December 31, 2011:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment
CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
Global Growth Trust, Inc.	$40.3 million	N/A	4,035,387	N/A
Global Income Trust, Inc.	$28.5 million	N/A	2,856,855	N/A
CNL Healthcare Trust, Inc.	$13.3 million	N/A	1,331,170	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.
(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.
(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2011, CNL Lifestyle Properties, Inc. raised an additional $63.4 million from shares sold through the reinvestment plan.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2009 and December 31, 2011, by three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program(1)	Real Property Acquired	Location	Method of Financing	Type of Program
CNL Lifestyle Properties, Inc.(2)	65 lifestyle properties	AR, CA, CO, GA, IL, MD, MA, MI, MN, NE, NJ, NY, NC, OH, OR, PA, SC, TX, WA, WI	(3)	Public REIT
Global Growth Trust, Inc.	1 multi-family development, 1 multi-tenant office complex	GA, SC	(4)	Public REIT
Global Income Trust, Inc.	2 office buildings, 1 light industrial building	TX	(5)	Public REIT

(1)	The Company is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)	CNL Lifestyle Properties, Inc. also invested in 16 mortgages collateralized by real estate properties located in Arkansas, California, New Hampshire, Michigan, Montana, Florida and South Carolina during the period from January 1, 2009 to December 31, 2011.
(3)	As of December 31, 2011, approximately 16% of the assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings.
(4)	As of December 31, 2011, approximately 40% of the assets acquired by Global Growth Trust, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from Global Growth Trust, Inc.’s equity offerings.
(5)	As of December 31, 2011, approximately 73% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

Additionally, a summary of acquisitions made by CNL affiliate sponsored public programs between January 1, 2009 and December 31, 2011 is set forth in prior performance Table VI, which is included in Part II of the registration statement filed with the Commission for this offering. As shown in Table VI, CNL Lifestyle Properties, Global Growth Trust, Inc. and Global Income Trust, Inc. acquired 27 properties, two properties and three properties, respectively, within the previous three years, all of which are located in the United States. These properties consisted of lifestyle properties such as ski and mountain lifestyle properties, golf facilities, attractions, marinas and additional lifestyle properties, office buildings, light industrial building, multi-family development and a multi-tenant office complex. The properties were generally acquired with cash from offering proceeds and debt proceeds. We will provide a copy of Table VI to our prospective stockholders free of charge upon request. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Trust, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2002 through December 31, 2011, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 14 non-public real estate programs whose properties are located throughout the United States. Between 2002 and December 31, 2011, these programs raised a total of approximately $245 million from approximately 2,795 investors and purchased interests in a total of 32 projects, including one mortgage loan and a bridge loan facility. The projects consisted of one commercial/retail property (representing 3.1% of the total capital raised by private programs), two apartment projects (representing 6.3% of the total capital raised by private programs), 16 office/industrial buildings (representing 50.0% of the total capital raised by private programs), 11 seniors housing properties (representing 34.4% of the total capital raised by private programs), one mortgage loan (representing 3.1% of the total capital raised by private programs) and one bridge loan facility (representing 3.1% of the total capital raised by private programs).

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on five properties and four properties for the years ended December 31, 2011 and December 31, 2010, respectively, totaling $16.9 million and $26.9 million. This represented approximately 0.6 percent and 1.0 percent, respectively, of the company’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in the company obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels and Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels and Resorts, Inc. set limitations on the amounts of shares to be redeemed under its respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely. Beginning in the second fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $1.75 million per calendar quarter. As of December 31, 2011, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 6.4 million shares. Beginning in the quarter ended March 31, 2006, CNL Hotels and Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels and Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with the company’s sale and merger transaction in April 2007.

In order to enable potential investors to evaluate the prior experience of CNL Lifestyle Properties, Inc. and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Management

The following replaces in its entirety the section entitled “Management – Directors and Executive Officers” beginning on page 108 of the prospectus:

Directors and Executive Officers

Name	Age*	Position
James M. Seneff, Jr.	65	Director and Chairman of the Board
Thomas K. Sittema	53	Director and Vice Chairman of the Board
Bruce Douglas	79	Independent Director
Michael P. Haggerty	59	Independent Director
J. Douglas Holladay	65	Independent Director
Stephen H. Mauldin	43	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	37	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	45	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	40	Senior Vice President, General Counsel and Secretary

*	As of April 30, 2012.

James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as the chairman of the Board and a director since the Company’s inception in June 2010, and as the chairman of the Company’s Advisor since its inception in June 2010. Mr. Seneff has served as a director of CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), a director of the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010), and a director of its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); chairman of the board and a director of Global Growth Trust, Inc., a public, non-traded REIT, since its inception in December 2008, and chairman of the board and a manager of its advisor, CNL Global Growth Advisors, LLC, since its inception in December 2008; and chairman of the board and a director of Global Income Trust, Inc., a public, non-traded REIT, since its inception in March 2009, and a manager of its advisor, CNL Global Income Advisors, LLC, since its inception in December 2008.

Mr. Seneff is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (2008 to present) of CNL Financial Group, LLC, the Company’s sponsor (“CFG” or the “Sponsor”), and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company (“CNL”). Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); CNL Securities Corp., a FINRA-registered broker-dealer and the managing dealer of the Company’s current offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his B.A. in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisition, ownership and dispositions in a variety of public and private real estate investment vehicles. This experience strengthens the Board’s collective knowledge, capabilities and experience. Mr. Seneff is principally responsible for overseeing the formulation of the Company’s strategic objectives.

Thomas K. Sittema. Vice Chairman of the Board and Director. Mr. Sittema has served as the vice chairman of the Board and a Director since April 2012. Mr. Sittema served as the Company’s chief executive officer from September 2011 to April 2012 and since September 2011 has served as chief executive officer of the Advisor. Mr. Sittema also serves as vice chairman of the board of CNL Lifestyle Properties, Inc. (April 2012 to present). He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served in that position for its advisor since September 2011. Mr. Sittema has served as chief executive officer (January 2011 to present) and vice president (February 2010 to January 2011) of CNL, an affiliate of CFG and the sponsor of CNL Lifestyle Properties, Inc.

Mr. Sittema has also served as chairman and a member of the board of directors of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (October 2010 to present). Mr. Sittema has also served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema received his B.A. in Business Administration from Dordt College, and an M.B.A. with a concentration in Finance from Indiana University.

As a result of these professional and other experiences, Mr. Sittema possesses particular knowledge of real estate acquisition, ownership and disposition that strengthens the Board’s collective knowledge, capabilities and experience.

Bruce Douglas. Independent Director. Dr. Douglas joined the Board as an Independent Director in October 2010. Dr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation since 2001. He additionally has served as an independent director of CNL Lifestyle Properties, Inc., a public, non-traded REIT, since 2004. Dr. Douglas was the President of Sterling College from 2005 through 2008. Dr. Douglas founded The Douglas Company, a construction and engineering firm, and was chairman and chief executive officer from 1975 to 2001. Dr. Douglas received his B.A. in physics from Kalamazoo College, a B.S. in civil engineering from the University of Michigan, an M.P.A. from Harvard University and a Ph.D. in history at the University of Toledo.

As a result of these professional and other experiences, Mr. Douglas possesses particular knowledge of real estate development and planning that strengthens the Board’s collective knowledge, capabilities and experience.

Michael P. Haggerty. Independent Director. Mr. Haggerty joined the Board as an Independent Director in April 2012. Since 1984, Mr. Haggerty has been a partner at Jackson Walker, LLC, a Dallas-based law firm. For more than 20 years, Mr. Haggerty has headed the finance group of Jackson Walker. Mr. Haggerty’s commercial real estate practice has included the negotiation, structuring, and documentation of interim and permanent financing of office buildings, shopping centers, retirement facilities, restaurants, industrial properties, and multi-family residential projects. The credit facilities have involved: both single asset and portfolio transactions; multi-state transactions; partnerships, corporations, REITs, conduits, and pension funds; equity participations; loan participations; letters of credit; multi-creditor facilities; and commercial and residential mortgage warehouse lines of credit. Mr. Haggerty has served as a director of North Dallas Bank & Trust Co. Mr. Haggerty attained a B.B.A. from the University of Georgia and a J.D. from the University of Virginia School of Law. Since 1978, Mr. Haggerty has been admitted to practice law in the states of both Texas and Georgia.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate and commercial law that strengthens the Board’s collective knowledge, capabilities and experience.

J. Douglas Holladay. Independent Director. Mr. Holladay has been an independent director of the Company since April 2012. Mr. Holladay has served as a General Partner of Elgin Capital Partners, a private energy company based in Denver from 2008 to the present. He is an advisor to Alexander Proudfoot, Headwaters, the Business Growth Alliance, and the Case Foundation. From 1999 to 2008, Mr. Holladay was co-founder of a middle market private equity fund, Park Avenue Equity Partners. Since 2011, Mr. Holladay has been a guest columnist for the online Washington Post and is an adjunct professor at Georgetown University. From 2009 to the present, Mr. Holladay has served on the board of Miraval, a privately held luxury resort and spa located in Arizona. From July 2004 to April 2007, Mr. Holladay served as a member of the board of directors of CNL Hotels & Resorts, Inc., a public non-traded REIT affiliated with CNL. From 2004 until July 2008, Mr. Holladay also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Previously, Mr. Holladay held senior positions at Goldman, Sachs & Co., the U.S. State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Between 2000 and 2009, Mr. Holladay served as a director for Sunrise Senior Living, Inc., a public company that provides senior living services in the United States, Canada and the United Kingdom. Mr. Holladay attained an M.Litt. in political and economic history from Oxford University, an M.A. in theology from Princeton Theological Seminary, and an A.B. in political science from the University of North Carolina, Chapel Hill. He holds honorary doctorates from Morehouse College and Nyack College.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate investment and finance and the capital markets that strengthens the Board’s collective knowledge, capabilities and experience.

Stephen H. Mauldin. President and Chief Executive Officer. Mr. Mauldin has served as the Company’s chief executive officer since April 2012. Mr. Mauldin has also served as president of the Company and the Advisor since September 2011. He served as the chief operating officer of the Company from September 2011 to April 2012 and since September 2011 has held that position with the Advisor. He also serves as president since September 2011 of each of CNL Lifestyle Properties, Inc., a public-non-traded REIT, and its advisor, CNL Lifestyle Advisor Corporation, chief executive officer of CNL Lifestyle Properties, Inc. (since April 2012), and was the chief operating officer of each of CNL Lifestyle Properties, Inc. (September 2011 to April 2012) and its advisor (September 2011 to present).

Prior to joining the Company, Mr. Mauldin most recently served as chief executive officer, president and a member of the board of directors of Crosland, LLC, a privately held real estate development and asset management company headquartered in Charlotte, North Carolina, from July 2010 until March 2011. Mr. Mauldin originally joined Crosland, LLC in 2006 and served as its chief financial officer from July 2009 to July 2010 and as president of Crosland’s mixed-use and multi-used development division prior to his appointment as chief financial officer. Prior to joining Crosland, LLC, from 1998 to June 2006, Mr. Mauldin was a co-founder and served as a partner of Crutchfield Capital, LLC, a privately held investment and operating company with a focus on small and medium-sized companies in the southeastern United States. From 1996 to 1998, Mr. Mauldin held various positions in the capital markets group and the office of the chairman of Security Capital Group, Inc., which prior to its sale in 2002, owned controlling interests in 18 public and private real estate operating companies (eight of which were NYSE-listed) with a total market capitalization of over $26 billion. Mr. Mauldin graduated with a B.S. in finance from The University of Tampa and received an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Joseph T. Johnson. Senior Vice President, Treasurer and Chief Financial Officer. Mr. Johnson has served as the Company’s treasurer since April 2012. Mr. Johnson has also served as the Company’s senior vice president since June 2010 and chief financial officer since August 2011. He previously served as the Company’s chief accounting officer (June 2010 to August 2011) and secretary (June 2010 to March 2011). Mr. Johnson has also served as chief accounting officer (June 2010 to March 2012) and senior vice president of finance of the Advisor (April 2011 to present). Mr. Johnson has served as treasurer since April 2012, senior vice president since February 2007 and chief financial officer since August 2011 of CNL Lifestyle Properties, Inc., a public-non-traded REIT. He was previously vice president of accounting and financial reporting (January 2006 to February 2007) and chief accounting officer (February 2007 to August 2011) of CNL Lifestyle Properties, Inc. He served in comparable positions at CNL Lifestyle Properties, Inc.’s former advisor, CNL Lifestyle Company, LLC, and is currently serving as senior vice president of finance and chief accounting officer of its current advisor, CNL Lifestyle Advisors Corporation. Mr. Johnson was previously employed by CNL Hospitality Corp. (2001 to 2005), the advisor to CNL Hotels and Resorts, Inc., most recently as vice president of accounting and financial reporting. Prior to that, he worked in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in accounting and an M.S. in accounting from the University of Central Florida.

Holly J. Greer. Senior Vice President, General Counsel and Secretary. Ms. Greer has served as the Company’s senior vice president, general counsel and secretary since March 2011. She previously served as the Company’s vice president and associate general counsel (June 2010 to March 2011). Ms. Greer has also served as senior vice president, legal affairs of the Advisor since March 2011. Ms. Greer has served as a senior vice president, general counsel and secretary of Global Growth Trust, Inc. and Global Income Trust, Inc., public, non-traded REITs, since August 2011 and as senior vice president and secretary of their advisors since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to the former advisor of CNL Lifestyle Properties, Inc., overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor since November 2009. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc., and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Ixchell C. Duarte. Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as the Company’s senior vice president and chief accounting officer since March 2012, and was previously a vice president with the Company (February 2012 to March 2012). Ms. Duarte has also served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT, and was previously its vice president (February 2012 to March 2012). Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet Properties, Inc., a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet Properties, Inc. and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL Financial Group, Inc. affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of PricewaterhouseCoopers where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

Security Ownership

The following replaces in its entirety the section entitled “Security Ownership” beginning on page 114 of the prospectus:

The following table sets forth, as of May 30, 2012, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801.

Name of Beneficial Owner	Number of Shares Beneficially Owned		% of Shares
James M. Seneff, Jr.	22,501	(1)	*
Bruce Douglas	11,250		*
Michael P. Haggerty	—		—
J. Douglas Holladay	—		—
Thomas K. Sittema	—		—
Stephen H. Mauldin	—		—
Joseph T. Johnson	—		—
Ixchell C. Duarte	—		—
Holly J. Greer	—		—

All directors and executive officers as a group (9 persons)	33,751		*

*	Represents less than 1% of the outstanding shares of the Company’s common stock through our advisor.
(1)	Represents shares attributed to Mr. Seneff as a result of his control of CFG, the Sponsor, which indirectly owns 22,501 shares of the Company’s common stock through our advisor.

The Advisor and The Advisory Agreement

The following replaces in its entirety the section entitled “The Advisor and The Advisory Agreement — Our Advisor” beginning on page 115 of the prospectus:

Our Advisor

Our advisor, CNL Healthcare Corp., is a Florida corporation that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. We are party to an advisory agreement with our advisor, which advisory agreement has a one-year term that is subject to extension by our board of directors.

Our advisor currently owns 22,501 shares of our common stock. Neither our advisor, any director, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding removal of our advisor, directors or any of their affiliates, or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our advisor, our directors and any of their affiliates may not vote or consent, any shares of common stock owned by any of them will not be included.

The executive officers of our advisor are as follows:

Name	Age*	Position
Stephen H. Mauldin	43	President and Chief Executive Officer
Joseph T. Johnson	37	Senior Vice President, Chief Financial Officer and Treasurer
Ixchell A. Duarte	45	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	40	Senior Vice President and General Counsel

*	As of April 30, 2012.

Messrs. Seneff and Bourne are directors of the Company and directors and officers of our advisor. The backgrounds of the individuals listed above are described under “Management — Directors and Executive Officers.”

Prior Performance Tables

The prior performance tables that follow this page update and replace in their entirety the prior performance tables included as Appendix A in the prospectus dated March 12, 2012.

APPENDIX A

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their Affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is Global Growth Trust, Inc., which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets, on a global basis, that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets on a global basis, and CNL Healthcare Trust, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2009 and December 31, 2011 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., Global Growth Trust, Inc., Global Income Trust, Inc. and CNL Healthcare Trust, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2011. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the past three years.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2011. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2011. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2011. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.	CNL Healthcare Trust, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%
Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3
Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	46.3%
Date offering began	4/16/04, 4/04/06 and 4/09/08
Length of offering (in months)	24, 24 and 36, respectively
Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 45, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”
Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second and fourth quarter of 2011, raised an additional $63.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.
Note 3:	Between the second and fourth quarter of 2011, the Company paid additional acquisition fees of approximately $1.9 million to the advisor in connection with funds raised under the Form S-3.
Note 4:	Percent leveraged also includes acquisitions funded with debt.
Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009.
Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010.
Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Trust, Inc. (the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Trust, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.	CNL Healthcare Trust, Inc.
	(Note 1)	(Note 5)	(Note 6)	(Note 7)
Date offering commenced	4/16/04, 4/04/06 and 4/09/08
Dollar amount raised	$3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000
Amount paid to sponsor from operations:
Asset management fees
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	—
Reimbursements
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	20,450,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	48,895,000

FOOTNOTES:
Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2011, raised an additional $63.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Past performance is not necessarily indicative of future performance.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. For the years ended December 31, 2011, 2010 and 2009, approximately $22 million, $1.5 million and $2.6 million, respectively, additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.
Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.
Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $7.2 million, $11.0 million and $10.8 million in 2011, 2010 and 2009, respectively.
Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2011, Global Growth Trust, Inc. had received subscription proceeds totaling approximately $40.3 million (4,035,387 shares) from the offering. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $2.8 million, marketing support fees incurred were approximately $1.2 million, and other offering and organizational costs incurred were approximately $2.0 million.
Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2011, Global Income Trust, Inc. had received subscription proceeds totaling approximately $28.5 million (2,856,855 shares) from the offering, including approximately $0.3 million (34,670 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $1.9 million, marketing support fees incurred were approximately $0.8 million, and other offering and organizational costs incurred were approximately $1.4 million.
Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2011, the Healthcare REIT had received subscription proceeds totaling approximately $13.3 million (1.3 million shares) from the offering, including approximately $0.03 million (2,912 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $0.9 million, marketing support fees incurred were approximately $0.4 million, and other offering and organizational costs incurred were approximately $0.7 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
Gross revenue	$943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss) – GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,145,000	31,821,000	27,669,000

- from gain (loss) on sales	9,883,000	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties – operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
- from operations (Note 6)	—	10	9

- from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors
Source (on GAAP basis)
- from investment income	—	2	50
- from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
- from sales	—	—	50
- from operations	72	55	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%
Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:
Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $161,811,790 were pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.
Note 3:	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)

Net income – GAAP basis	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 6)	56,155,000	81,871,000	48,922,000

- from gain on sales	—	—	1,298,080,000

Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
- from cash flow from prior period	(4,842,000)	—	—
- from return of capital (Note 7)	(2,723,000)	—	—

Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000
Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
- from operations (Note 6)	27	33	18

- from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	56	55	53
- from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
- from operations (Note 3)	66	71	53
- from cash flow from prior period	2	—	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%
Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:
Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through the date the company was acquired by HCP, Inc.
Note 3:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL LIFESTYLE PROPERTIES, INC.

	2009 (Note 1)	2010 (Note 1)	2011 (Note 1)
Gross revenue	$249,035,000	$300,502,000	$420,071,000
Profit on sale of properties	—	—	1,171,000
(Loss) gain on extinguishment of debt	—	15,261,000	(566,000)
Interest and other income (expense)	2,611,000	2,759,000	(50,000)
Equity in earnings of unconsolidated entities	5,630,000	10,978,000	1,022,000
Less: Operating expenses	(115,674,000)	(235,034,000)	(293,577,000)
Depreciation and amortization	(121,684,000)	(124,136,000)	(122,362,000)
Interest expense and loan cost amortization	(39,904,000)	(49,919,000)	(60,117,000)

Loss from continuing operations plus gain on sale of properties	(19,986,000)	(79,589,000)	(54,408,000)
Income (loss) from discontinued operations excluding gain on sale of properties (Note 2)	666,000	(2,300,000)	(15,202,000)

Net loss – GAAP basis	(19,320,000)	(81,889,000)	(69,610,000)

Taxable loss
- from operations	(39,178,000)	(21,179,000)	(Note 6)

- from gain (loss) on sales	—	—	—

Cash generated from operations (Note 3)	62,400,000	79,776,000	83,064,000
Cash generated from sales	—	—	8,450,000
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	(62,400,000)	(79,776,000)	(83,064,000)
- from sales, refinancings and borrowings	—	—	—
- from cash flow from prior period	(21,435,000)	(11,079,000)	(21,887,000)

Cash deficiency after cash distributions	(21,435,000)	(11,079,000)	(13,437,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	(42,000,000)	(81,390,000)	(149,692,000)
Capital expenditures	(62,320,000)	(59,140,000)	(42,345,000)
Payment of contingent purchase consideration	—	(12,433,000)	—
Investments in and contributions to unconsolidated entities	(16,229,000)	—	(191,397,000)
Distributions from unconsolidated entities	—	—	11,624,000
Deposits on real estate investments	(1,022,000)	(11,220,000)	—
Acquisition of remaining partnership interest	(2,382,000)	—	—
Acquisition fees on mortgage notes receivable	(867,000)	(461,000)	(59,000)
Proceeds from disposal of assets	560,000	590,000	104,000
Principal payments received on mortgage loans receivable	18,388,000	38,614,000	9,473,000
Payment of additional carrying costs for mortgage loans receivable	(7,599,000)	—	—
Issuance of mortgage loans receivable	(28,881,000)	(14,897,000)	(5,760,000)
Return of short term investments	—	8,000,000	—
Changes in restricted cash	468,000	(6,238,000)	(13,406,000)
Subscriptions received from stockholders, net of reinvestments	222,685,000	333,346,000	187,555,000
Redemption of common stock	(76,958,000)	(40,396,000)	(30,000,000)
Effect of exchange rate fluctuation on cash	99,000	138,000	(232,000)
Proceeds from mortgage loans and other notes payable	37,855,000	12,202,000	116,540,000
Proceeds from senior notes	—	—	396,996,000
Borrowings under line of credit	—	58,000,000	—
Stock issuance costs	(26,940,000)	(36,574,000)	(21,213,000)
Principal payments on capital leases	(4,852,000)	(4,284,000)	(3,967,000)
Principal payments on mortgage loans and senior notes	(10,856,000)	(50,450,000)	(204,800,000)
Principal payments on line of credit	(517,000)	(99,483,000)	(58,000,000)
Payment of loan costs	(3,123,000)	(5,903,000)	(25,662,000)

Cash generated (deficiency) after cash distributions and special items	(25,926,000)	16,942,000	(37,678,000)

Past performance is not necessarily indicative of future performance.

	2009 (Note 1)	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(17)	(8)	(Note 6)

- from recapture	—	—	—

Capital gain (loss)	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 4)	65	62	62

Total distributions on GAAP basis (Note 7)	65	62	62

Source (on cash basis)
- from sales	—	—	—
- from refinancing and borrowings	9	4	7
- from operations (Note 3)	26	30	27
- from other	30	28	28

Total distributions on cash basis (Note 7)	65	62	62

Total cash distributions as a percentage of original $1,000 investment (Note 5)	6.58%	6.25%	6.25%
Total cumulative cash distributions per $1,000 investment from inception (August 11, 2003)	319	381	443
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:
Note 1:	The Lifestyle Properties REIT’s 1st Offering commenced on April 16, 2004 and was terminated on March 31, 2006. The 2nd Offering commenced on April 4, 2006 and closed on April 4, 2008. The 3rd Offering commenced on April 9, 2008 and closed on April 9, 2011. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register shares to be sold under its reinvestment plan.
Note 2:	During 2011, the Lifestyle Properties REIT sold four properties and had approved for sale four additional properties at December 31, 2011. The operating results of the properties sold and approved to be sold have been recorded as discontinued operations for all periods presented.
Note 3:	Cash generated from operations includes rental income from operating leases and interest income on mortgages and other notes receivables less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of the Lifestyle Properties REIT.
Note 4:	Cash distributions presented above represent the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.
Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL GROWTH TRUST, INC.

	2010 (Note 1)	2011 (Note 1)
Gross revenue	$—	$392,000
Profit on sale of properties	—	—
Interest and other income	—	—
Equity in earnings of unconsolidated entities	—	—
Less: Operating expenses	(1,403,000)	(2,109,000)
Depreciation and amortization	—	(292,000)
Interest expense and loan cost amortization	—	—
Income (loss) from discontinued operations	—	—

Net income (loss) – GAAP basis	(1,403,000)	(2,009,000)

Taxable income (loss)
- from operations	(5,788)	(Note 4)

- from gain on sales	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Less: Cash distributions to investors (Note 2)
- from offering proceeds	—	—
- from sales, refinancings and borrowings	—	—
- from other	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)
Development property costs	—	(7,430,000)
Investments in unconsolidated entities	—	—
Acquisition of partnership interest	—	—
Distribution of loan proceeds from unconsolidated entities	—	—
Deposit on properties	—	—
Acquisition fees and costs paid	—	—
Proceeds from disposal of assets	—	—
Repayment of mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Short term investments	—	—
(Increase) decrease in restricted cash	—	—
Subscriptions received from stockholders	12,596,000	27,662,000
Redemption of common stock	—	—
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage loans and construction notes payable	—	7,179,000
Stock issuance costs	(1,790,000)	(4,063,000)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Net borrowings (repayments) on line of credit	—
Payment of loan costs	—	(362,000)
Contributions from noncontrolling interest	—	146,000
Other	—	(17,000)

Cash generated after cash distributions and special items	9,970,000	7,863,000

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal income tax results:
Ordinary income
- from operations	(1)	(Note 4)

- from recapture	—	—

Capital gain	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—
- from return of capital	—	—

Total distributions on GAAP basis (Note 2)	—	—

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	—	—

Total distributions on cash basis (Note 2)	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 2)	—	—
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2011, Global Growth Trust, Inc. had received subscription proceeds of $40.3 (4,035,387 shares) from the offering. From the commencement of the offering through December 31, 2011, total selling commissions incurred were $2.8 million, marketing support fees incurred were $1.2 million, and other offering and organizational costs incurred were $2.0 million. Activities through April 23, 2010, were devoted to the organization of Global Growth Trust, Inc. as operations had not yet begun.
Note 2:	On June 24, 2010, Global Growth Trust, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010 and continuing thereafter until terminated or amended by the board of directors. For the year ended December 31, 2011 and the six months ended December 31, 2010, Global Growth Trust, Inc. was obligated to distribute 223,892 shares and 33,416 shares, respectively of the company’s common stock. There have been no cash distributions.
Note 3:	Cash generated from operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of Global Growth Trust, Inc.
Note 4:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)
Gross revenue	$—	$2,468,000
Profit on sale of properties	—	—
Interest and other income	—	1,000
Equity in earnings of unconsolidated entities	—	—
Less: Operating expenses	(929,000)	(4,020,000)
Depreciation and amortization	—	(1,089,000)
Interest expense and loan cost amortization	—	(995,000)
Income (loss) from discontinued operations	—	—

Net income (loss) – GAAP basis	(929,000)	(3,635,000)

Taxable income
- from operations	(5,136)	(Note 5)

- from gain on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Less: Cash distributions to investors
- from offering proceeds	(43,000)	(1,026,000)
- from sales, refinancings and borrowings	—	—
- from other	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)
Capital expenditures	—	—
Investments in unconsolidated entities	—	—
Acquisition of partnership interest	—	—
Distribution of loan proceeds from unconsolidated entities	—	—
Deposit on properties	—	—
Acquisition fees and costs paid	—	—
Proceeds from disposal of assets	—	—
Repayment of mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Short term investments	—	—
Increase in restricted cash	—	(760,000)
Subscriptions received from stockholders	8,106,000	20,389,000
Redemption of common stock	—	—
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage note payable	—	36,900,000
Stock issuance costs	(1,068,000)	(3,057,000)
Principal payment on capital lease obligations	—	—
Payments of mortgage note payable	—	(181,000)
Borrowings under credit facility	—	2,820,000
Payment of loan costs	—	(1,032,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 4)
Federal income tax results:
Ordinary income
- from operations	(1)	(Note 5)

- from recapture	—	—

Capital gain	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—
- from return of capital	15	65

Total distributions on GAAP basis (Note 2)	15	65

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	15	65

Total distributions on cash basis (Note 2)	15	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2011, Global Income Trust, Inc. had received subscription proceeds of $28.5 million (2,856,855 shares) from the offerings, including $0.3 million (34,607 shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2011, total selling commissions incurred were $1.9 million, marketing support fees incurred were $0.8 million, and other offering and organizational costs incurred were $1.4 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun.
Note 2:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.
Note 3:	Cash generated from operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.
Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 5:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HEALTHCARE TRUST, INC.

2011 (Note 1)
Gross revenue	$—
Profit on sale of properties	—
Interest income	1,824
Equity in earnings of unconsolidated entities	—
Less: Operating expenses	(1,761,404)
Depreciation and amortization	—
Interest expense and loan cost amortization	—

Net loss – GAAP basis	(1,759,580)

Taxable income (loss)
- from operations	(Note 5)

- from gain (loss) on sales	—

Cash used in operations	(1,084,430)
Cash generated from sales	—
Less: Cash distributions to investors, net of reinvestments
- from offering proceeds (Note 2)	(28,225)
- from sales, refinancings and borrowings	—
- from cash flow from prior period	—
- from return of capital	—

Cash deficiency after cash distributions	(1,112,655)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—
Capital expenditures	—
Payment of contingent purchase consideration	—
Investments in unconsolidated entities	—
Distributions from unconsolidated entities	—
Deposit on real estate	(400,000)
Acquisition of remaining partnership interest	—
Acquisition fees on mortgage notes receivable	—
Proceeds from disposal of assets	—
Proceeds from sale of property	—
Principal payments received on mortgage loans receivable	—
Payment of additional carrying costs for mortgage loans receivable	—
Issuance of mortgage loans receivable	—
Return of short term investments	—
Changes in restricted cash	—
Subscriptions received from stockholders, net of reinvestments	13,262,579
Redemption of common stock, net of reinvestment	—
Effect of exchange rate fluctuation on cash	—
Proceeds from mortgage loans and other notes payable	—
Proceeds from senior notes	—
Borrowings under line of credit	—
Stock issuance costs	(1,848,805)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Principal payments on line of credit	—
Deposits on financings	(100,000)

Cash deficiency after cash distributions and special items	$9,801,119

Past performance is not necessarily indicative of future performance.

2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 3)
Federal income tax results:
Ordinary income (loss)	—
- from operations	(Note 5)

- from recapture	—

Capital gain (loss)	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—
- from capital gain	—
- from investment income from prior period	—
- from return of capital (Note 2)	7

Total distributions on GAAP basis (Note 6)	7

Source (on cash basis)
- from sales	—
- from refinancings and borrowings	—
- from operations	—
- from other	7

Total distributions on cash basis (Note 6)	7

—
Total cash distributions as a percentage of original $1,000 investment (Note 3) (Note 4)	0.67%
Total cumulative cash distributions per $1,000 investment from inception (June 8, 2010)	7

Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)

N/A

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2011, the Healthcare REIT had received subscription proceeds totaling approximately $13.3 million (1.3 million shares) from the offering, including approximately $0.03 million (2,912 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $0.9 million, marketing support fees incurred were approximately $0.4 million, and other offering and organizational costs incurred were approximately $0.7 million.
Note 2:	Cash distributions presented above represents the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.
Note 3:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 4:	The board of directors of CNL Healthcare Trust, Inc. (the “Healthcare REIT”) authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with a stock distribution of 0.0025000 shares of common stock (which is equal to an annualized distribution rate of 3%). For the year ended December 31, 2011, the Healthcare REIT declared cash distributions of $55,892 of which $28,225 was paid in cash to stockholders and $27,667 was reinvested pursuant to the Healthcare REIT’s distribution reinvestment plan. In addition, the Healthcare REIT also declared and made stock distributions of approximately 4,180 shares of common stock.
Note 5:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.
Note 6:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties Inc.
(Note 2)
Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:
Note 1:	Through December 31, 2004.
Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (Note 1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX
Dollar amount raised	$15,000,000	$25,000,000	$25,000,000	$30,000,000	$25,000,000	$35,000,000	$30,000,000	$35,000,000	$35,000,000
Number of properties purchased, directly or indirectly	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family-style restaurants	36 fast-food or family-style restaurants	67 fast-food or family-style restaurants	59 fast-food or family-style restaurants	55 fast-food or family-style restaurants	55 fast-food or family-style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	20-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,245	1,360	1,136	1,095	1,026	1,526	1,346	1,333	1,020
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,316	1,310	1,184
-other (Note 2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (Note 3)	390	605	537	562	525	1,149	1,026	1,023	807
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,533	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	897	847	845	666
Market value of preferred stock received upon sale of partnership interest	68	105	94	98	92	282	179	178	141

Past performance is not necessarily indicative of future performance.

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII
Dollar amount raised	$40,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$30,000,000	$35,000,000
Number of properties purchased, directly or indirectly	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual dining restaurants	30 fast-food, family-style or casual dining restaurants
Date of closing offer	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property	11-Aug-95	7-Nov-96	10-Apr-96	24-Apr-95	1-Mar-95	1-Mar-95	24-Apr-96	2-Dec-99	6-Dec-99
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,041	1,108	1,045	937	971	845	761	660	489
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (Note 2)	3	1	1	1	—	—	9	3	45
-from sales of partnership interests (Note 3)	871	1,009	1,024	971	1,067	1,001	970	971	882
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	151	176	178	169	186	174	169	252	153

FOOTNOTES:
Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc., and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.
Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).
Note 3:	Includes cash distributions and preferred stock distributions.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc.
(Note 2)
Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES
Note 1:	Through December 31, 2006.
Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc.
(Note 2)
Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES
Note 1:	Through September 30, 2006.
Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program		Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (Note 1)
CNL Lifestyle Properties, Inc.:
Myrtle Waves – Myrtle Beach, SC	07/11/2008	02/10/2011	—	—	9,000,000	(2)	—	9,000,000	—	7,780,000	7,780,000	2,247,000
Fiddlesticks Fun Center – Tempe, AZ	10/06/2006	12/14/2011	6,100,000	—	—		—	6,100,000	—	5,125,000	5,125,000	1,616,000
Grand Prix Tampa – Tampa, FL	10/06/2006	07/31/2011	—	—	3,544,000	(3)	—	3,544,000	—	3,225,000	3,225,000	1,474,000
Foothills Country Club – Phoenix, AZ	11/30/2007	12/31/2011	2,350,000	—	—		—	2,350,000	—	9,820,000	9,820,000	3,168,000

FOOTNOTES:
(1)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(2)	This note receivable requires monthly interest-only payments at 7.5% with approximately $1.8 million of principal due in February 2016 and the remainder of the principal and accrued and unpaid interest due February 10, 2021.
(2)	This note receivable requires monthly payments at 8.5% of principal and interest based on a 25-year amortization schedule with a final balloon payment due July 31, 2016.

Past performance is not necessarily indicative of future performance.